                                  EXHIBIT 11

                              CURAGEN CORPORATION
                       COMPUTATION OF NET LOSS PER SHARE
                      ATTRIBUTABLE TO COMMON STOCKHOLDERS
                                  (unaudited)

                                                  THREE MONTHS ENDED                NINE MONTHS ENDED
                                                     SEPTEMBER 30,                     SEPTEMBER 30,
                                           -------------------------------    -------------------------------
                                               1998             1997               1998              1997
                                           -------------  ---------------     --------------  ---------------
Net loss                                    ($4,511,685)     ($2,353,158)      ($10,178,215)     ($4,349,728)
Preferred dividends                                   0          (17,106)          (508,435)         (51,318)
                                           -------------   --------------     --------------  ---------------

Net loss attributable to common
 stockholders                               ($4,511,685)     ($2,370,264)      ($10,686,650)     ($4,401,046)
                                           -------------   --------------     --------------  ---------------

Basic and diluted net loss per share
 attributable to common stockholders             ($0.34)          ($0.27)            ($0.90)          ($0.53)
                                           -------------   --------------     --------------  ---------------

Weighted average number of shares
 used in computing basic and diluted
 net loss per share attributable to
 common stockholders                         13,203,058         8,871,987         11,831,393        8,358,307
                                           -------------   ---------------    --------------  ---------------
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